Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of The Goldman Sachs Group, Inc. (File No. 333-135453) of our report dated January 22, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of the Annual Report on Form 10-K for the fiscal year ended November 28, 2008 of The Goldman Sachs Group, Inc. We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of our report dated January 22, 2009 relating to Selected Financial Data, which appears in Exhibit 99.1 of the Annual Report on Form 10-K for the fiscal year ended November 28, 2008 of The Goldman Sachs Group, Inc.
/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
April 29, 2009